As filed with the Securities and Exchange Commission on June 12, 2013

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TEXTURA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	26-1212370
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

1405 Lake Cook Road

Deerfield, IL 60015

(Address of principal executive offices, including zip code)

Textura Corporation Stock Incentive Plan

Textura Corporation Long-Term Incentive Plan

(Full title of the plan)

Patrick J. Allin

Chief Executive Officer

Textura Corporation

1405 Lake Cook Road

Deerfield, IL 60015

(847) 457-6500

(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filed” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share:
— To be issued under the Long-Term Incentive Plan	6,000,000	$20.36	(2)	$122,160,000	$16,663
— To be issued upon exercise of options outstanding under the Stock Incentive Plan	2,408,004	$13.77	(3)	$33,158,215	$4,523
TOTAL:	8,408,004			$155,318,215	$21,186

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $20.36, the average of the high and low sale prices per share of common stock as reported on the New York Stock Exchange on June 11, 2013.

(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $13.77 per share.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to employees or others as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Textura Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)         The Registrant’s Prospectus filed with the Commission on June 7, 2013, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-187745), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)         The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35956) filed with the Commission on June 5, 2013, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of filing of such document.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

In addition, the Registrant’s certificate of incorporation, as amended, and amended and restated bylaws provide that the Registrant shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was a director or officer of the Registrant, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Registrant shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact

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that such person is or was a director or officer of the Registrant against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation, as amended, eliminates, to the fullest extent permitted by law, personal liability of a director of the Registrant to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated bylaws provide that the registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power or the obligation to indemnify such person against such liability under the provisions of the Registrant’s amended and restated bylaws.

The Registrant has entered into indemnification agreements with its directors and executive officers.  These indemnification agreements provide for the maximum indemnity allowed to directors and executive officers by applicable law and also provide for certain additional procedural protections.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Index to Exhibits.

Item 9.  Undertakings.

1.  The undersigned Registrant hereby undertakes:

(a)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

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(b)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant’s articles of incorporation or bylaws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on June 12, 2013.

TEXTURA CORPORATION

By:	/s/ Patrick J. Allin
Patrick J. Allin
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Patrick J. Allin and Jillian Sheehan, and each of them, as such person’s true and lawful attorney in fact and agent with full power of substitution, for such person in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or such person’s substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and
/s/ Patrick J. Allin	Chairman of the Board of Directors	June 12, 2013
Patrick J. Allin	(Principal Executive Officer)

/s/ Jillian Sheehan	Executive Vice President and	June 12, 2013
Jillian Sheehan	Chief Financial Officer
(Principal Accounting and Financial Officer)

/s/ Gregory J. Besio	Director	June 12, 2013
Gregory J. Besio

/s/ Matthew J. Botica	Director	June 12, 2013
Matthew J. Botica

/s/ Edward K. Chandler	Director	June 12, 2013
Edward K. Chandler

/s/ David Habiger	Director	June 12, 2013
David Habiger

/s/ R. Michael Murray, Jr.	Director	June 12, 2013
R. Michael Murray, Jr.

Signature	Title	Date

/s/ General Peter Pace	Director	June 12, 2013
General Peter Pace

/s/ David G. Patterson	Director	June 12, 2013
David G. Patterson

/s/ Robert P. Wayman	Director	June 12, 2013
Robert P. Wayman

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Textura Corporation*
4.2	Amendment to Certificate of Incorporation of Textura Corporation*
4.3	Amended and Restated Bylaws of Textura Corporation*
4.4	Form of Common Stock Certificate*
4.5	Textura Corporation Stock Incentive Plan, as amended and restated effective as of January 1, 2009*
4.6	Textura Corporation Long-Term Incentive Plan*
5.1	Opinion of Mayer Brown LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Mayer Brown LLP (included in exhibit 5.1)
24.1	Power of Attorney (included on signature page to this Registration Statement)

*           Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-187745), and incorporated herein by reference.